Exhibit 16.1

Michael F. Cronin, CPA
687 Lee Road, Ste 210	407-754-7027	1574 Eagle Nest Circle
Rochester, NY	email	Winter Springs, FL 32708
14606	mikeccpa@aol.com

December 10, 2012

Securities & Exchange Commission

100 F Street NE

Mail Stop 6010

Washington, DC 20549

Dear Sir/Madam:

Stark Beneficial, Inc. (the “Company”) has made available to me a copy of its Current Report on Form 8-K, dated December 10, 2012 in which it provides information pursuant to item 4.01 with regard to “Changes in Registrant’s Certifying Account”.

I have reviewed the disclosure under Item 4.01 and agree with its statements concerning the scope and results of my engagement as the Company’s prior auditor.

Sincerely,

/s/ Michael F. Cronin
Michael F. Cronin
Certified Public Accountant NY, FL